CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in the Statement of Additional Information, and to the incorporation by reference of our report dated February 22, 2017 on the financial statements and financial highlights of Diamond Hill Funds, included in the Annual Report to Shareholders for the fiscal year ended December 31, 2016, in Post-Effective Amendment Number 58 to the Registration Statement (Form N-1A, No. 333-22075), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 6, 2017